First Amendment to Automatic YRT Agreement

("Amendment")

This Amendment to that certain Automatic YRT Reinsurance Agreement, dated effective [*], and identified as Treaty Number [*] (herein the "Agreement"), by and between RiverSource Life Insurance Co. of New York (formerly IDS Life Insurance Company of New York) ("Ceding Company") and [*] ("Reinsurer") shall be effective as of the day the last required signature is affixed to this Amendment (the "Amendment Effective Date").

The parties' purpose for this Amendment is to add automatic coverage to this Agreement for certain VUL IV plans, for policies with issue dates on or after [*]. The Reinsurer will receive a [*] quota share percentage of these policies.

NOW, THEREFORE, for good and valid consideration, the sufficiency of which the parties acknowledge, the undersigned parties agree that as of [*], the Agreement is hereby amended as follows:

1.[*]

2.[*]

3.Article 8, Section 8.1 of the Agreement is deleted and replaced with the following (text to be removed is stricken, text to be added is underlined):

8.1Internal Replacements

[*]

If a policy reinsured under this Agreement is internally exchanged or replaced with another policy, reinsurance will continue under this Agreement or, if applicable, any different agreement between the parties providing the reinsurance coverage for the new policy. In that event, reinsurance premium rates will be based on issue age and duration of the original policy (continuing point-in-scale) and underwriting classification of the new policy, and Reinsurer's share shall be as provided in this Agreement unless other wise indicated in the internal exchange provisions of the reinsurance agreement that covers the new policy. Notwithstanding the foregoing, if there is a reinsurance agreement between the parties providing reinsurance coverage for the new policy and such agreement treats the policy as new business, then the issue age, duration and underwriting classification shall be based on the new policy, and the Reinsurer's share shall be as provided in the reinsurance agreement covering the new policy.

It is understood and agreed that policies resulting from any wholesale internal exchange program undertaken by the Ceding Company shall not be covered by this Agreement, unless approved in advance in writing by the Reinsurer. The foregoing restriction on wholesale internal exchange programs shall not be construed to prohibit waiver of surrender charges or other policies or practices set forth in the Ceding Company's Internal Replacement Exchange Guidelines which the parties acknowledge have been shared with the Reinsurer, nor prevent any communication to the company's sales force about such guidelines.

Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Agreement. Except as expressly amended above, all other terms of the Agreement, together with all exhibits and attachments thereto, remain in full force and effect. This Amendment is made in duplicate and executed below by authorized representatives of both parties.

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RiverSource Life Insurance Co. of	[*]
New York
[*]

Exhibit B (Revised [*])

PLANS COVERED AND BINDING LIMITS

[*]

B-1

Exhibit D (Revised [*])

REINSURANCE PREMIUMS

[*]

D-1